Exhibit 16.1

February 26, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of ChargePoint Holdings, Inc. (formally known as Switchback Energy Acquisition Corporation) included under Item 4.01 of its Form 8-K dated February 26, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on February 26, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC
New York, New York